                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                   001-13241
                            (Commission File Number)

                            ENVIROTEST SYSTEMS CORP.
             (Exact name of registrant as specified in its charter)

                                246 SOBRANTE WAY
                        SUNNYVALE, CALIFORNIA 94086-4807
                                 (408) 774-6300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     []
          Rule 12g-4(a)(1)(ii)     []             Rule 12h-3(b)(2)(i)      []
          Rule 12g-4(a)(2)(i)      []             Rule 12h-3(b)(2)(ii)     []
          Rule 12g-4(a)(2)(ii)     []             Rule 15d-6               []
          Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice date: [99]

     Pursuant to the requirements of the Securities Exchange Act of 1934, Envirotest Systems Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 9, 1998                   BY:    Envirotest Systems Corp.
--------------------------                      --------------------------
                                                as successor issuer upon the
                                                merger of Stone River, Inc.
                                                with and into Envirotest Systems Corp.

                                                BY: /s/ Terrence P. McKenna
                                                --------------------------
                                                Terrence P. McKenna
                                                --------------------------
                                                President and Chief Executive Officer


                                                --------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.